Supplementing the Preliminary Prospectus Supplement dated March 6, 2013 (To Prospectus dated December 14, 2011)	Filed Pursuant to Rule 433 Registration No. 333-178505 March 6, 2013

ACE INA Holdings Inc.

Fully and Unconditionally Guaranteed by

ACE Limited

Pricing Term Sheet

$475,000,000 2.70% Senior Notes due 2023

$475,000,000 4.15% Senior Notes due 2043

Issuer:	ACE INA Holdings Inc.

Guarantor:	ACE Limited

Ratings (Moody’s / S&P / Fitch):*	A3 (stable) / A (stable) / A (positive)

Security Type:	Senior Unsecured Notes

Pricing Date:	March 6, 2013

Settlement Date:	March 13, 2013 (T+5)

	2.70% Senior Notes due 2023	4.15% Senior Notes due 2043

Maturity Date:	March 13, 2023	March 13, 2043

Principal Amount:	$475,000,000	$475,000,000

Public Offering Price:	99.661%	99.727%

Coupon (Interest Rate):	2.70% per year	4.15% per year

Interest Payment Dates:	March 13 and September 13, commencing September 13, 2013	March 13 and September 13, commencing September 13, 2013

Benchmark Treasury:	2.00% due February 15, 2023	2.75% due November 15, 2042

Benchmark Treasury Price / Yield:	100-17+ / 1.939%	92-01 / 3.166%

Spread to Benchmark Treasury:	+ 80 bps	+ 100 bps

Yield to Maturity:	2.739%	4.166%

Make-Whole Call (Optional Redemption):	T + 10 bps	T + 15 bps

CUSIP / ISIN:	00440EAP2 / US00440EAP25	00440EAQ0 / US00440EAQ08

Joint Book-Running Managers:	Citigroup Global Markets Inc. Wells Fargo Securities, LLC Mitsubishi UFJ Securities (USA), Inc. Deutsche Bank Securities Inc.

Senior Co-Managers:	Goldman, Sachs & Co. ING Financial Markets LLC J.P. Morgan Securities LLC Lloyds Securities Inc. RBS Securities Inc.

Co-Managers:	ANZ Securities, Inc. Barclays Capital Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Junior Co-Managers:	BNY Mellon Capital Markets, LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC Standard Chartered Bank

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.